EXHIBIT 99.1

Mitesco CEO Reports on Progress and Its Improving Outlook

MINNEAPOLIS, MN, Feb. 05, 2021 (GLOBE NEWSWIRE) -- via NewMediaWire -- Mitesco, Inc. (OTCQB: MITI) today provided the following insight as to its business and operations, as well as its capital structure.

“The new year has been action-packed,” noted Larry Diamond, CEO. He continued, “With the achievement of a number of significant milestones the Company is positioned better than ever to execute its plan. First, we have opened our initial clinic location, and expect definitive agreements for at least three (3) more shortly, in addition to existing letters of intent for two new (2) sites. Secondly, our equity holders have shown increased interest, moving our common stock price up sharply, and with it our market cap, which now has reached $100 million. Further, the investment banking community has presented numerous offers for long term financing, a reflection of our long-term outlook. Lastly, our management team and friends of the Company have invested over $2 million in the last week, through restricted stock purchases, a true testimonial to their commitment to the Company. These are all extremely gratifying and mark a new level of strength moving forward.”

Providing further support for the position of the management team, the Company reported on a number of items, generally occurring in the last week:

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Over the last month the composition of its shareholder base has substantially increased from 860 holders as of January 6, 2021, to over 5,800 holders as of last week, according to reports from Depository Trust Company (DTC) on its NOBO form;

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The Company has reached an agreement with its convertible debt holder to eliminate all outstanding convertible notes through the issuance of restricted stock and no further obligations debt will exist;

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The Company received a request from a number of its employees to purchase shares in the Company, as well as a few of its long-term shareholders, and in just two (2) business days it has received paperwork supporting over $2 million in restricted stock purchases by these individuals;

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Over the last two (2) weeks the Company received several proposals for long term financing, generally in excess of $20 million each, whose structure consisted of either convertible debt or an equity line. After careful review, and with consideration to the long-term interests of its shareholders, it has declined to pursue these offers and instead will be working with its investment banking professionals on a more traditional approach, generally believing that its financing needs may be better accomplished at higher valuations, and with better terms.

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It has begun discussions with regard to a long term financing facility in conjunction with its efforts to up-list its shares to either the NYSE/American exchange or NASDAQ with a number of well-known and reputable investment banking organizations.

Regarding the investment through restricted stock, it received offers from a number of its executives last Friday, January 29, including the CEO of The Good Clinic™ business unit to acquire restricted common stock. Based on the prior day ten (10) day average closing price, less a 20% discount for the risk associated with restricted stock, it agreed to accept a price of $.25 per share. The offer was extended to a small number of others, and by the end of business Monday, February 1, it has paperwork for over $2 million in new equity. At the same time the group that had provided convertible debt financing previously inquired about the potential to exchange their remaining obligations to restricted common stock and the Company agreed to do so, extinguishing all remaining convertible debt obligations at the same valuation, a decided advantage over the original terms. The original founders of The Good Clinic, who had been issued $120,000 of Series A Preferred shares in 2020 as consideration for the contribution of their business have also agreed to exchange those shares for restricted common stock, resulting in the extinguishment of the Series A shares previously issued. The Company’s counsel is reviewing all related documents and it expects to file those on Form 8K shortly.

“As a result of these actions, our balance sheet and capitalization table are improved, and these actions will help position MITI for an impending up-list. I have been contacted by a number of shareholders who expressed thanks and excitement for these actions. The restricted stock issuances include those requirements under Rule 144 of the Securities Act, as well as other features which provide for holding periods, and as such, these are long term commitments,” explained Diamond.

Our Operations and Subsidiaries: The Good Clinic, LLC, and Acelerar Healthcare Holdings, LTD.
The Good Clinic, LLC is a wholly-owned subsidiary of Mitesco N.A. LLC, the holding company for North American operations. The Good Clinic is building out a network of clinics using the latest telehealth technology with the nurse practitioner operating as its primary healthcare provider. It will begin in Minneapolis and expand nationwide. Today, 23 states facilitate nurse practitioners practicing to the full scope of their skills and training. The executive team at The Good Clinic™ includes several of the key executives who brought Minute Clinic (previously known as Quickmedix) to scale, which was acquired by CVS for $170 million in 2006.

Acelerar Healthcare Holdings, LTD. is the Company’s wholly-owned, Dublin, Ireland based entity for its European operations. There are several targets in Europe under evaluation and management believes cross-border expansion for these new, proven healthcare technology solutions may prove a profitable opportunity.

The Mission of Mitesco, Inc.
We have in development a suite of offerings aimed at enhancing healthcare throughout the supply chain and to end-users. We intend to acquire and implement technologies and services to improve the quality of care, reduce cost, and enhance consumer convenience. We are focused on developing a portfolio of companies that provide healthcare technology solutions and the team is adept at deal structures supportive of long-term organizational value. The holding company structure facilitates profitable growth and enables the acquired business to focus on scale. The MITI portfolio of companies will apply leading-edge solutions that emphasize stakeholder value and leverages distinct sector trends.

Contact: Mr. Larry Diamond
844-383-8689 x1
investors@MitescoInc.com